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                          CERTIFICATE OF INCORPORATION

                                       OF

                              NDC ACQUISITION CORP.
                              ---------------------

         FIRST. The name of the corporation is NDC ACQUISITION CORP. (the "Corporation").

         SECOND. The address of the Corporation's initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, New Castle County 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is pecuniary gain and profit, and the Corporation may engage in any lawful business or activity not specifically prohibited to corporations for profit under the General Corporation Law of the State of Delaware, as the same may be amended or supplemented after the date hereof (the "General Corporation Law").

         FOURTH. The Corporation shall have the authority to issue One Thousand (1,000) shares of $0.01 par value common stock, which shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

         FIFTH. The name and mailing address of the Incorporation of the Corporation are Stephen E. Lewis, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.

         SIXTH. To the fullest extent permitted by the General Corporation Law, no Director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for any breach of any fiduciary duty as a Director. No amendment, modification or repeal of this SIXTH paragraph shall adversely affect any right or protection of any Director of the Corporation existing at the time of such amendment, modification or repeal.
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         SEVENTH. In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

         EIGHTH. Elections of Directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

         NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (in any manner now or hereafter allowed by the General Corporation Law), and all rights conferred upon stockholders herein are granted subject to this reservation.


         IN WITNESS WHEREOF, the undersigned Incorporator has executed this Certificate of Incorporation as of this 21st day of May, 2002.

                                                /s/ Stephen E. Lewis
                                                --------------------------------
                                                Stephen E. Lewis, Incorporator